Frisch's Reports Third Quarter Fiscal 2014 Results

CINCINNATI, April 2, 2014 /PRNewswire/ -- Frisch's Restaurants, Inc. (NYSE MKT: FRS) reported revenue of $45,160,998 during its fiscal 2014 third quarter ended March 4, 2014 (consisting of 12 weeks), a 1.3 percent decline from the $45,771,994 reported in the prior year's third quarter. Net earnings decreased 9.3 percent in the third quarter to $1,584,796 ($0.31 diluted earnings per share (EPS)) down from $1,747,850 ($0.34 diluted EPS) in the comparable quarter last year. The decrease in earnings was due to lower gross profit, resulting from a weather related sales decline, favorably offset, in part, by a lower effective tax rate and the recognition of certain discrete tax benefits.

Year-to-date revenue was $155,614,358 versus $154,919,802 in the prior year, a 0.5 percent increase, and year-to-date net earnings grew 28.9 percent to $5,860,862 ($1.15 diluted EPS) from $4,548,521, ($0.90 diluted EPS) in the prior year. (Prior year net earnings included a small charge against income tax from discontinued operations.)

Same store sales decreased 3.6 percent in the third quarter of fiscal 2014 while overall sales decreased at a lower rate of 1.3 percent from the third quarter of fiscal 2013 reflecting the addition of two new restaurant openings. Gross profit margin of 7.9 percent decreased from 10.9 percent in the prior year's third quarter, primarily as a result of lower sales volume and higher health care costs offset partly by lower pension costs. At the Corporate level, administrative expense increased 5.6 percent in third quarter 2014 primarily as a result of higher consulting fees.

The effective tax rate was a benefit of 14.1 percent in the quarter compared to expense of 26.2 percent in last year's third quarter. The recognition of a tax rate benefit in this year's third quarter is due to the combination of much lower pretax earnings and the incorporation of anticipated tax benefits associated with the federal Domestic Production Activities Deduction (DPAD). Income tax benefits were also recognized in this year's third quarter on a discrete basis for DPAD tax benefits not claimed in prior years and the release of a valuation allowance on certain deferred state tax assets.

Craig F. Maier, President and Chief Executive Officer, said, "Our third quarter was a struggle as our sales volume was negatively impacted by relentless severe weather events in our market areas which adversely reduced our customer counts. We were able to partially offset the impact of the decline in customer counts with the addition of new stores combined with modest price increases. On a positive note, we saw a 2.9 percent increase in the quarter in our drive-thru business driven by new ordering equipment and a focus on fast service. Lower revenues in the quarter along with higher health care costs and costs driven by the adverse weather resulted in significantly lower gross profit. As we look forward to our fourth quarter, we believe our customer traffic will return to more normal trends."

Frisch's Restaurants, Inc. is a regional company that operates full service family-style restaurants under the name "Frisch's Big Boy." All Frisch's Big Boy restaurants are currently located in various regions of Ohio, Kentucky and Indiana.

The Company owns the trademark "Frisch's" and has exclusive, irrevocable ownership of the rights to the "Big Boy" trademark, trade name and service marks in the states of Kentucky and Indiana, and in most of Ohio and Tennessee. All of the Frisch's Big Boy restaurants also offer "drive-thru" service. The Company also licenses Frisch's Big Boy restaurants to other operators, currently in certain parts of Ohio, Kentucky and Indiana.

The Company currently operates 96 company-owned Frisch's Big Boy restaurants and there are an additional 25 franchised Frisch's Big Boy restaurants that are operated by licensees.

The Company has reported a profit every year since going public in 1960, and paid cash dividends to shareholders every quarter over the same period.

Statements contained in this news release which are not historical facts are forward looking statements as that item is defined in the Private Securities Litigation Act of 1995. Such forward looking statements are subject to risks and uncertainties which could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company's filings with the Securities and Exchange Commission.

[See attached financial summary]

Frisch's Restaurants, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENT OF EARNINGS (unaudited)
(In thousands, except per share data)

	40 weeks ended		12 weeks ended
	March 4,	March 5,	March 4,	March 5,
	2014	2013	2014	2013

Sales	$ 155,614	$ 154,920	$ 45,161	$ 45,772
Cost of sales
Food and paper	51,866	51,857	15,163	15,422
Payroll and related	55,399	54,367	16,679	16,281
Other operating costs	32,745	31,961	9,752	9,102
	140,010	138,185	41,594	40,805
Gross profit	15,604	16,735	3,567	4,967
Administrative and advertising	9,443	10,109	2,846	2,695
Franchise fees and other revenue	(1,076)	(1,057)	(293)	(306)
(Gain) Loss on sale of assets	(67)	14	-	-
Impairment of long lived assets	-	71	-	-
Operating profit	7,304	7,598	1,014	2,578
Interest expense	471	759	120	209
Earnings from continuing operations before income taxes	6,833	6,839	894	2,369
Income taxes	972	2,133	(691)	621
Earnings from continuing operations	5,861	4,706	1,585	1,748
(Loss) from discontinued operations, net of tax	-	(158)	-	-
NET EARNINGS	$ 5,861	$ 4,548	$ 1,585	$ 1,748

Earnings per share (EPS) of common stock:
Basic net earnings per share:
Earnings from continuing operations	$ 1.15	$ 0.94	$ 0.31	$ 0.35
(Loss) from discontinued operations	-	(0.03)	-	-
Basic net earnings per share	$ 1.15	$ 0.91	$ 0.31	$ 0.35
Diluted net earnings per share:
Earnings from continuing operations	$ 1.15	$ 0.94	$ 0.31	$ 0.34
(Loss) from discontinued operations	-	(0.03)	-	-
Diluted net earnings per share	$ 1.15	$ 0.91	$ 0.31	$ 0.34
Diluted average shares outstanding	5,097	5,039	5,111	5,073
Depreciation included above	$ 8,160	$ 7,936	$ 2,497	$ 2,402
Opening expense included above	$ 307	$ 461	$ 119	$ 183

Frisch's Restaurants, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands of dollars)
	March 4,	May 28,
	2014	2013
	(unaudited)
Assets
Current assets
Cash and equivalents	$ 1,796	$ 4,256
Receivables	1,460	1,297
Inventories	6,403	5,765
Other current assets	2,639	3,103
	12,298	14,421
Property and equipment	105,624	102,145
Other assets
Goodwill & other intangible assets	773	775
Property held for sale and land investments	7,637	8,405
Deferred income taxes and other	4,754	2,966
	13,164	12,146

	$ 131,086	$ 128,712

Liabilities and shareholders' equity
Current liabilities
Accounts payable	$ 7,955	$ 5,879
Accrued expenses	7,555	8,025
Other	2,746	5,357
	18,256	19,261

Long-term obligations
Long-term debt	8,409	9,600
Other long-term obligations	16,532	16,195
	24,941	25,795

Shareholders' equity	87,889	83,656

	$ 131,086	$ 128,712

CONTACT: Mark R. Lanning, Vice President-Finance and CFO, Frisch's Restaurants, Inc., 2800 Gilbert Avenue, Cincinnati, OH 45206 (513) 559-5200, investor.relations@frischs.com, www.frischs.com